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March 15, 2021

VictoryBase Corporation PO Box 617 Roanoke, TX 76262
Re:	VictoryBase Corporation Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to VictoryBase Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A Offering Statement on Form 1-A (the “Offering Statement”) relating to the sale by the Company of up to 7,500,000 shares of the Company’s Class A common stock at an offering price of $10.00 per share (the “Shares”). This opinion is being delivered in accordance with the requirements of Item 17(12) of Form 1-A.

In rendering this opinion, we have examined (i) the certificate of incorporation of the Company, as amended to date; (ii) the bylaws of the Company, as amended to date; (iii) the Offering Statement and the exhibits thereto; (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares; and (v) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain factual matters, we have relied upon resolutions and representations of the board of directors of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and paid for in the manner described in the Offering Statement as filed (after it is declared qualified), will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the General Corporation Law of the State of Delaware as in effect on the date of this letter, and no opinion is expressed with respect to any other laws or any effect that any such other laws may have on the opinions expressed herein. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof. The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion letter has been prepared, and is to be understood, in accordance with the customary practice of lawyers who regularly give and regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act of 1933, as amended (the “Securities Act”). No opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and each amendment thereto that relates to the offer of the Shares. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Cantey Hanger LLP

By: /s/ Douglas W. Clayton

Douglas W. Clayton, Partner